Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

100 S. Charles Street Suite 1200 Baltimore, Maryland 21201 T 443.392.9400 F 443.392.9499 nelsonmullins.com

July 18, 2025

Strategic Storage Trust VI, Inc.

10 Terrace Road

Ladera Ranch, California 92694

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We serve as Maryland counsel to Strategic Storage Trust VI, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of the sale and issuance by the Company of up to $75,000,000 in shares (the “Shares”) of common stock, $0.001 par value per share, consisting of $6,100,000 in shares of Class A common stock, $48,300,000 in shares of Class P common stock, $8,200,000 in shares of Class T common stock, $1,400,000 in shares of Class W common stock, $10,600,000 in shares of Class Y common stock and $400,000 in shares of Class Z common stock of the Company, which shares may be reallocated among the share classes (all such classes of common stock collectively, “Common Stock”), pursuant to the Company’s second amended and restated distribution reinvestment plan (“DRP”). The Shares are being registered under the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof. This opinion letter (this “Opinion Letter”) is being provided at the Company’s request in connection with the Registration Statement. Unless otherwise defined in this Opinion Letter, capitalized terms used in this Opinion Letter shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission pursuant to the requirements of the 1933 Act;

2.

First Articles of Amendment and Restatement of the Company filed May 28, 2021, as amended by the Articles of Amendment, filed on March 15, 2022, the Articles Supplementary filed on March 15, 2022, the Second Articles of Amendment filed on March 15, 2022, the Articles Supplementary for Series B Convertible Preferred Stock filed on May 3, 2023, the Articles Supplementary filed on November 1, 2023 and the Certificate of Correction to the Articles Supplementary filed on November 1, 2023 (together, the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | MARYLAND | MASSACHUSETTS | NEW YORK

NORTH CAROLINA | SOUTH CAROLINA | TENNESSEE | WEST VIRGINIA

Strategic Strage Trust VI, Inc.

July 18, 2025

3.	the amended and restated bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.

resolutions adopted by the Board of Directors of the Company relating to the registration, sale and issuance of the Shares and the adoption of the DRP (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6.	the DRP;

7.	a certicate executed by an officer of the Company, dated as of the date hereof; and

8.

such other documents and matters, certified or otherwise identified to our satisfaction, as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated in this Opinion Letter.

In expressing the opinions set forth below, we have assumed, with your consent, the following:

A. We have assumed the completeness and authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies thereof, the genuineness of all signatures, the legal capacity and mental competence of natural persons, and that all information contained in all documents reviewed by us is true, correct and complete.

B. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

C. The Shares will not be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company contained in Article VI of the Charter.

D. We have assumed that the Shares will be issued, paid for and delivered in the manner contemplated in the Registration Statement, the related form of prospectus included therein, and the DRP.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated in this Opinion Letter, it is our opinion that the Shares have been duly authorized and, upon payment for and delivery of the Shares in the manner contemplated in the Registration Statement, the related form of prospectus included therein, and the DRP, will be validly issued, fully paid and nonassessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth in this Opinion Letter are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion in this Opinion Letter concerning the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.

Strategic Strage Trust VI, Inc.

July 18, 2025

The opinions expressed in this Opinion Letter are limited to the matters specifically set forth in this Opinion Letter, and no other opinion shall be inferred beyond the matters expressly stated. This Opinion Letter is rendered as of the date hereof, and we assume no obligations to advise you of changes in law or fact (or the effect thereof on the opinions expressed in this Opinion Letter) that hereafter may come to our attention.

We hereby consent to the filing of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the use of the name of our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP